Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. ANNOUNCES ACQUISITION OF 18 DEALERSHIPS

CHARLOTTE, NC (July 31, 2003) — Sonic Automotive, Inc. (NYSE: SAH) today announced that it has recently entered into agreements to purchase or purchased eighteen dealerships. The dealerships have combined revenues of approximately $800 million annually, with significant growth opportunities through dealership facility expansions. Projected revenues assuming full operations after facility expansions and relocations are approximately $1 billion annually. Acquisition of Mesquite Hyundai has been completed. The remaining acquisitions are subject to normal closing conditions, including manufacturer approval. Closing is expected in the third and fourth quarters of 2003.

Included in these dealerships are the Momentum and Advantage automotive groups in Houston, Texas. These groups, under common ownership, provide a platform of luxury branded dealerships in one of Sonic’s largest markets. In Houston, Sonic has historically represented principally domestic brands.

Mr. Ricardo Weitz, the principal owner of Momentum Automotive Group, is an experienced automotive dealer with expertise in operating luxury dealerships. He will be joining the Company and in his role, Mr. Weitz will support the Company’s management team in manufacturer’s relations and market strategy.

The dealerships to be acquired are:

•	Momentum BMW (Houston Metro)
•	Momentum Mini (Houston Metro)
•	Momentum Jaguar, Volvo and Porsche (Houston Metro)
•	Momentum Land Rover (Houston Metro)
•	Momentum Audi (Houston Metro)
•	Momentum Volkswagen (Houston Metro)
•	Advantage Volkswagen (Houston Metro)
•	Advantage Audi (Houston Metro)
•	Advantage Porsche (Houston Metro)
•	Advantage BMW (Houston Metro)
•	Advantage Nissan (Houston Metro)
•	Clear Lake Volkswagen (Houston Metro)
•	An Atlanta Metro Area Toyota Dealership
•	Saturn of Stevens Creek (San Francisco Bay Area Metro)
•	Saturn of Capitol Expressway (San Francisco Bay Area Metro)
•	Mesquite Hyundai (Dallas Metro)
•	BMW of Ann Arbor (Detroit Metro)
•	Mercedes of Ann Arbor (Detroit Metro)

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “These acquisitions demonstrate continued commitment to execution of our disciplined acquisition growth strategy. We are strengthening our brand portfolio and adding brands that have been taking market share. These are also brands that Sonic performs well with and have earned high returns on investment for our Company. In addition, all of these acquisitions are in markets where we have a well-established infrastructure and will gain significant synergies and economies of scale.”

“We’re particularly pleased to have worked collaboratively with Saturn to help accomplish their market representation objectives in the San Jose market area. This transaction with Saturn represents the first direct acquisition of a Saturn franchise by a public retail group. We believe this demonstrates the benefits of our continuing commitment to exceeding the expectations of our manufacturer partners. Saturn is critical to General Motors product plans and we expect Saturn to continue to expand its product offering. We’re also pleased that Mr. Ricardo Weitz will be joining our Company. He has tremendous industry knowledge and will help us to strengthen our relationships with a number of our most important manufacturer partners,” stated Jeffrey C. Rachor, the Company’s Chief Operating Officer.

Mr. Smith further stated, “We are excited about this growth opportunity with brands and markets where Sonic has demonstrated execution capability. These dealerships, collectively, have opportunities to grow revenues and earnings through enhancement of real estate and market representation. These brands and dealerships represent not just opportunities to grow earnings immediately, they also represent opportunities for long-term growth by taking advantage of our expertise in real estate development.”

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 188 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity, revenues from dealerships to be acquired, dealership facility expansions, manufacturer approval of proposed acquisitions, synergies and economies of scale from acquisitions, earnings per share and industry vehicle sales levels, as well as anticipated growth in revenues, profit, profit margins, and earnings per share. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:

E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc. (704) 566-2415.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.